Exhibit 10.1

Chyron Corporation
2011 Management Incentive Compensation Plan

Purpose of the Plan: The purpose of the 2011 Management Incentive Compensation Plan (the “Plan”) is to incentivize the senior management of Chyron Corporation (“Chyron” or the “Company”) to achieve the Company’s earnings objectives for the fiscal year ending December 31, 2011.  The Plan is a component of the Company’s overall compensation objectives and components, including base salary, long-term incentive equity awards and other fringe benefits, that are designed to attract and retain the best possible management talent; to motivate its managers to enhance the Company’s growth and profitability and increase shareholder value; to recognize individual initiative, leadership, achievement and other contributions; and to reward superior performance and contributions to the achievement of the Company’s objectives.

Participants: Participants in the Plan include the Company’s named executive officers consisting of the President & Chief Executive Officer and Senior Vice President & Chief Financial Officer, as well as ten other senior management personnel of the Company.  The Plan does not include any senior management personnel whose short-term incentive is in the form of sales-based commissions and bonuses.

Conditions: The Plan consists of two performance conditions and a service condition. The target performance conditions are: 1) Incentive Plan Adjusted EBITDA which for Plan purposes is defined as earnings before interest, taxes, depreciation and amortization, and also before all share-based compensation expense and Plan incentive expense; and, 2) Non-GAAP Cash Flows which for Plan purposes is defined as: a) net income or loss before depreciation, amortization, taxes, share-based compensation expense, non-cash reserves against inventory, GAAP-basis rental expense in excess of cash rent paid, Company 401k plan contributions made in Company common stock, and all Plan incentive expense; plus b) net cash used in investing activities, primarily purchases of property and equipment; plus c) net cash used in financing activities, primarily payments of loans and leases.  The service condition is that in order to be eligible to receive a payout under the Plan, a Plan participant must be employed by the Company on the date of payout specified below.

Plan Incentive Targets: One-half of the target Plan incentive payout is based on achievement of a designated level of budgeted Incentive Plan Adjusted EBITDA target for fiscal 2011 and one-half is based on achievement of a designated level of budgeted Non-GAAP Cash Flows target for fiscal 2011. At least 75% of the target must be achieved for a payout to occur under a particular target. For each target, the payout will be 75% of the target payout at achievement of 75% of the applicable target performance condition, increasing to 100% of the target payout at achievement of 100% of the applicable target performance condition, with payout amounts in between these percentages determined based on a linear function. Above 100% achievement of the applicable target performance conditions, the payout percentage increment over 100% will grow at twice the rate of the applicable target achievement percentage increment over 100%, as determined on a linear function.  For example, the payout will be 102% of the target payout at achievement of 101% of the applicable target performance condition, increasing to 150% of the target payout at achievement of 125% of the applicable target performance condition, with payout amounts in between these percentages determined on a linear function.  The target payout maximum is 150% of target regardless of how high above 125% the target performance conditions achievement is.

Form of Payout: Any award earned under the Plan will be paid in a combination of cash and common stock of the Company issued under the Company’s 2008 Long-Term Incentive Plan.  The cash portion of the award will equal the payroll and income tax withholdings required to be paid by the Company on the participant’s earned award, and the balance of the total award will be paid in shares of common stock of the Company determined by the dollar value of the equity portion of the earned award divided by the closing price of the Company’s common stock (on NASDAQ or any other exchange on which the Company’s common stock might then be listed) on the date of payout as specified below.

Target Payout: The target payout for fiscal 2011 is set as a percentage of the participant’s base salary to be earned for fiscal 2011.  For the President & Chief Executive Officer, this percentage is 70%, resulting in a projected target payout (at 100% achievement of both performance conditions) of $334,554, and for the Senior Vice President & Chief Financial Officer is 60%, resulting in a projected target payout of $146,160 (at 100% achievement of both performance conditions). The percentages for the other participants in the Plan shall be determined by the Compensation Committee and the Board of Directors of the Company in its sole discretion and range from 20% to 40% of the participant’s base salary to be earned for fiscal 2011.

Date of Payout: The date of payout to all eligible participants will be the date that the Board of Directors accepts the report of the independent registered public accountants on the results of their audit of the Company’s financial statements for its 2011 fiscal year.